UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) December 18, 2009

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299
        ENTERGY CORPORATION         (a Delaware corporation)         639 Loyola Avenue         New Orleans, Louisiana 70113         Telephone (504) 576-4000
72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2009, Entergy Services, Inc. ("ESI"), a wholly owned subsidiary of Entergy Corporation ("Entergy"), entered into an agreement with Richard J. Smith, Entergy's President and Chief Operating Officer, providing for Mr. Smith's continued employment and the payment of certain compensation to Mr. Smith in the event the planned spin-off of Entergy's non-utility nuclear business (the "Spin Transaction") does not occur. The agreement provides that in such event, Mr. Smith will continue to be employed by an Entergy System Company at a management level and with a salary no less than Mr. Smith's current management level and salary with ESI, and that his duties will include, among other things, coordinating the orderly unwinding of the preparations for the contemplated Spin Transaction. In addition, the agreement provides that if Mr. Smith (i) remains continuously employed in such capacity for twenty-four (24) months after any public announcement that the Spin Transaction will not occur or (ii) remains continuously employed in such capacity for at least six (6) months after any such public announcement and thereafter retires with the consent of Entergy's Chief Executive Officer prior to reaching such twenty-four (24) months of service, he will be entitled to receive a lump sum cash payment equal to 1.5 times his base salary as of the date of separation.

As previously disclosed, following the completion of the planned Spin Transaction, Mr. Smith is expected to become the Chief Executive Officer of Enexus Energy Corporation ("Enexus"). Entergy's Personnel Committee has approved certain compensation arrangements that are expected to become effective in connection with the completion of the Spin Transaction, subject to the approval of the Enexus Compensation Committee. These arrangements include an annual base salary of $900,000 from Enexus and eligibility to participate in an annual cash bonus program that Enexus is expected to adopt equal at target to 100% of Mr. Smith's base salary. Also subject to the approval of the Enexus Compensation Committee, Mr. Smith is expected to receive a stock option grant effective upon the closing of the Spin Transaction covering 75,000 shares of Enexus common stock and vesting in three equal annual installments. In conjunction with its approval of the agreement with ESI described above, Entergy's Personnel Committee also approved, subject to the approval of the Enexus Compensation Committee, the grant to Mr. Smith by Enexus of restricted common stock units of Enexus upon or following the completion of the Spin Transaction that would vest in two (2) years and have a value approximately equal to the estimated value of the cash payment that will become payable under the agreement with ESI if the Spin Transaction does not occur and Mr. Smith remains continuously employed for the requisite period under the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation

By:  /s/ Robert D. Sloan
           Robert D. Sloan
           Executive Vice President, General
           Counsel and Secretary

Dated: December 22, 2009